Exhibit 10.1

September 15, 2021

Ms. Tracy Pearson
1508 Jones Road
Roswell, GA 30075

RE:	Separation Agreement

Dear Tracy:

This Separation Agreement (the “Agreement”) constitutes an agreement between you and Veritiv Operating Company (the “Company”) on the terms of your separation from employment with us. As used in this Agreement, the Company shall also include Veritiv Corporation and its subsidiaries and affiliates and any of their predecessors (including but not limited to Unisource Worldwide, Inc. and xpedx, LLC). Unless otherwise expressly defined herein, all capitalized terms used herein shall have the meanings set forth for such terms in the Veritiv Corporation Executive Severance Plan (the “Severance Plan”).

1.            Your last day of employment and Date of Termination was August 1, 2021. You will be paid the Accrued Benefits through the Date of Termination in accordance with the Severance Plan. You acknowledge that, except as expressly provided in this Agreement or as otherwise required by applicable law, you will not receive any additional compensation, severance or other benefits of any kind following the Date of Termination.

2.            In connection with your separation of employment, you will resign all of your positions at the Company as of the Date of Termination, and you will execute such additional documents as requested by the Company to evidence the foregoing. You further agree to cooperate with the Company with regard to any legal or regulatory matters as the Company may reasonably request.

3.            In consideration for your execution of the General Release in the form attached hereto as Appendix A (“Release”) and the other promises contained herein, you will receive: (1) the compensation and benefits described in Section 4(a) of the Severance Plan arising from a Qualified Termination by the Company not in connection with a Change in Control; (2)  your full-year 2021 Annual Incentive Plan (AIP) bonus based on 100% individual performance and actual full-year 2021 company performance as approved by the Compensation and Leadership Development Committee of the Company’s Board of Directors; and (3) a one-time lump sum cash payment of two hundred and forty thousand dollars and zero cents (“$240,000.00”). Your 2021 AIP bonus shall be paid at the same time that 2021 AIP bonuses are paid to other senior executives of the Company under the AIP. The Company shall pay the one-time lump-sum cash payment ten (10) days after receipt of your executed Release and the end of the revocation period. Any and all amounts payable and benefits contemplated by this Agreement will only be payable if you (i) execute the Release and deliver it to the Company within forty-five (45) days of the Date of Termination, and (ii) do not revoke the Release.

4.            The Company and you agree not to make or publish, or cause to be made or published (including on-line), any derogatory or disparaging statements, remarks or writing about each other. For purposes of the Company, this term shall apply to the Company’s products, businesses, services, or current or former officers, directors and employees. Nothing herein shall prohibit you or the Company from making truthful statements in connection with any litigation, arbitration, deposition or other legal proceeding, or as may be required by law, any subpoena or any governmental or quasi-governmental authority.

5.            You acknowledge and agree to comply with any and all continuing obligations you owe to the Company under agreements relating to nondisclosure of confidential information, non-competition, inventions or intellectual property, or other restrictive covenants, as amended in the Release, and you further acknowledge and agree that payments under the Severance Plan are expressly conditioned upon compliance with such agreements.

6.            This Agreement, the Release attached hereto, and the Severance Plan, along with any agreements referenced in any of the foregoing, constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral. You agree that you have not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement. In the event that any provision of this Agreement should be held to be invalid or unenforceable, each and all of the other provisions of this Agreement will remain in full force and effect. If any provision of this Agreement is found to be invalid or unenforceable, such provision will be modified as necessary to permit this Agreement to be upheld and enforced to the maximum extent permitted by law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles. This Agreement may be executed by the parties hereto in counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.

To accept this Agreement, please date and sign this letter below and the General Release and return both documents to Tony Ventry (tony.ventry@veritivcorp.com) for the Company’s records.

Best regards,

/s/ Salvatore A. Abbate
Sal Abbate
CEO

By signing this Agreement, I agree that I have read the entire Agreement, understand its meaning, and voluntarily agree to its terms. I also understand that this Agreement is a legal document, and by signing it I am giving up certain legal rights. The Company advised me to consult with an attorney, I had enough time to obtain independent counsel and I did consult with counsel, who assisted and advised me in connection with negotiating this Agreement and the Release attached hereto.

/s/ Tracy L. Pearson
Employee Signature

Tracy L. Pearson
Print Name

9/15/2021
Date

Encl. Appendix A, General Release

APPENDIX A
GENERAL RELEASE

This General Release (this “Release”) is entered into by and between Tracy Pearson (“Executive”) and Veritiv Corporation (the “Company”) as of the ____day of September 2021.

1.            Employment Status. Executive’s employment with the Company and its affiliates terminated effective as of August 1, 2021 (the “Termination Date”). As used in this Release, the term “affiliate” will mean any entity controlled by, controlling, or under common control with, the Company.

2.            Payments and Benefits. Upon the effectiveness of the terms set forth herein, the Company will provide Executive with: (1) the compensation and benefits set forth in Section 4(a) of the Veritiv Corporation Executive Severance Plan (the “Severance Plan”) arising from a Qualified Termination by the Company not in connection with a Change in Control (as such terms are defined in the Severance Plan), upon the terms, and subject to the conditions, of the Severance Plan and the Separation Agreement between Executive and the Company dated as of September 13, 2021 (“Separation Agreement”); (2) your full-year 2021 Annual Incentive Plan (AIP) bonus based on 100% individual performance and actual full year 2021 Company performance as approved by the Compensation and Leadership Development Committee of the Company’s Board of Directors; and (3) a one-time lump sum cash payment of two hundred and forty thousand dollars (“$240,000.00”), all upon the terms, and subject to the conditions of the Separation Agreement.

3.            No Admission of Liability. This Release does not constitute an admission by the Company or its affiliates or their respective officers, directors, partners, agents, or employees, or by Executive, of any unlawful acts or of any violation of federal, state or local laws.

4.            (a) Claims Released by Executive. In consideration of the payments and benefits set forth in the Separation Agreement and Section 4(a) of the Severance Plan, Executive for himself/herself, his/her heirs, administrators, representatives, executors, successors and assigns (collectively, “Releasors”) does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its respective affiliates and their respective predecessors, successors and assigns (the “Veritiv Group”) and each of its officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, “Releasees”), and each of them, from any and all claims, demands, actions, causes of action, costs, expenses, attorney fees, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has, had, or may ever have against the Releasees relating to or arising out of Executive’s employment or separation from employment with the Veritiv Group, from the beginning of time and up to and including the date Executive executes this Release. This Release includes, without limitation: (a) law or equity claims; (b) contract (express or implied) or tort claims; (c) claims for wrongful discharge, retaliatory discharge, whistle blowing, libel, slander, defamation, unpaid compensation, wage and hour violations, intentional infliction of emotional distress, fraud, public policy contract or tort, and implied covenant of good faith and fair dealing, whether based in common law or any federal, state or local statute; (d) claims under or associated with any of the Veritiv Group’s incentive compensation plans or arrangements; (e) claims arising under any federal, state, or local laws of any jurisdiction that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, or retaliation (including without limitation under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, the Equal Pay Act of 1963, and the Americans with Disabilities Act of 1990, the Rehabilitation Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Lilly Ledbetter Fair Pay Act, or any other foreign, federal, state or local law or judicial decision); (f) claims arising under the Employee Retirement Income Security Act; and (g) any other statutory or common law claims related to Executive’s employment with the Veritiv Group or the separation of Executive’s employment with the Veritiv Group.

Without limiting the foregoing paragraph, Executive represents that she understands that this Release specifically releases and waives any claims of age discrimination, known or unknown, that Executive may have against the Veritiv Group as of the date she signs this Release. This Release specifically includes a waiver of rights and claims under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act. Executive acknowledges that as of the date she signs this Release, she may have certain rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. §626, and she voluntarily relinquishes any such rights or claims by signing this Release.

Notwithstanding the foregoing provisions of this Section 4, nothing herein will release the Veritiv Group from (i) any obligation under the Severance Plan, including without limitation Section 4(a) of the Severance Plan, except to the extent modified by the Separation Agreement; (ii) any obligation to provide all benefit entitlements under any Company benefit or welfare plan that were vested as of the Termination Date, including the Company’s 401(k) plan and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (iii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification or advancement of expenses under the Company’s organizational documents or otherwise, and (iv) any rights or claims that relate to events or circumstances that occur after the date that Executive executes this Release, including Executive’s rights to enforce the terms of the Separation Agreement and this Release. In addition, nothing in this Release is intended to interfere with Executive’s right to file a charge with the Equal Employment Opportunity Commission or any state or local human rights commission in connection with any claim Executive believes she may have against the Releasees. However, by executing this Release, Executive hereby waives the right to recover any remuneration, damages, compensation or relief of any type whatsoever from the Company in any proceeding that Executive may bring before the Equal Employment Opportunity Commission or any similar state commission or in any proceeding brought by the Equal Employment Opportunity Commission or any similar state commission on Executive’s behalf.

(b) Claims Released by Company. The Company knowingly and voluntarily irrevocably and unconditionally releases and forever discharges Executive and Executive’s heirs, executors, and administrators, collectively, separately, and severally, from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, claims of misconduct as of the date of this Release, or liabilities of any nature whatsoever in law and in equity that are arising out of or related to Executive’s employment by or service to the Company, both past and present, which are known to the Chief Executive Officer, General Counsel, Chief Financial Officer, Chief Human Resources Officer, or the Chairman of the Board as of the date the Company executes this Release. The Company understands and intends that this Release constitutes a general release of claims and that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of this Release.

5.            Representations. Executive acknowledges and represents that, as an employee of the Company and its affiliates, she has been obligated to, and has been given the full and unfettered opportunity to, report timely to the Company any conduct that would give rise to an allegation that the Company or any affiliate has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way, even if such conduct is not, or does not appear to be, a violation of any law. Executive acknowledges that a condition of the payment of the benefits under Section 2 of this Release is her truthful and complete representation to the Company regarding any such conduct, including but not limited to conduct regarding compliance with the Company’s Code of Business Conduct and Ethics, policies and procedures, and with all laws and standards governing the Company’s business. Executive’s truthful and complete representation, based on her thorough search of her knowledge and memory, is as follows: Executive has not been directly or indirectly involved in any such conduct; no one has asked or directed her to participate in any such conduct; and Executive has no specific knowledge of any conduct by any other person(s) that would give rise to an allegation that the Company or any affiliate has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way.

6.            Bar. Executive acknowledges and agrees that if she should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees (with the exception of the filing of charges of discrimination contemplated by Section 4 of this Release) with respect to any cause, matter or thing which is the subject of the release under Section 4 of this Release, this Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from Executive all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees, along with the benefits set forth in Section 4 of the Severance Plan.

7.            Governing Law. This Release will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

8.            Acknowledgment. Executive has read this Release, understands it, and voluntarily accepts its terms, and Executive acknowledges that she has been advised by the Company to seek the advice of legal counsel before entering into this Release and in fact has sought and obtained legal advice before entering into this Release. Executive acknowledges that she was given a period of 45 calendar days within which to consider and execute this Release, and to the extent that she executes this Release before the expiration of the 45 calendar day period, she does so knowingly and voluntarily and only after consulting her attorney. Executive acknowledges and agrees that the promises made by the Veritiv Group hereunder represent substantial value over and above that to which Executive would otherwise be entitled.

9.            Revocation. Executive has a period of 7 calendar days following the execution of this Release during which Executive may revoke this Release by delivering written notice to the Company pursuant to Section 16 of the Severance Plan. This Release will not become effective or enforceable until such revocation period has expired. Executive understands that if she revokes this Release, it will be null and void in its entirety, and she will not be entitled to any payments or benefits provided in this Release, including without limitation under Section 2 of the Release.

10.            Restrictive Covenants. Executive acknowledges and agrees to comply with any and all continuing obligations Executive owes to the Company under agreements relating to nondisclosure of confidential information, non-competition, inventions or intellectual property, or other restrictive covenants, as modified herein, and Executive further acknowledges and agrees that payments under the Severance Plan and Separation Agreement are expressly conditioned upon compliance with such agreements. For the avoidance of doubt, Executive’s non-competition and non-solicitation covenants run from the Termination Date.

Executive and the Company expressly agree that, during the eighteen (18) month period following the Termination Date, Executive may take a position with or otherwise be associated with a company that manufactures paper and paper products; facility supplies (including janitorial supplies), packaging equipment, products, graphic supplies and/or related items (“Manufacturer”) without it being deemed a violation of Executive’s Noncompetition Agreement with the Company that Executive executed on September 28, 2016 and the Company executed on October 3, 2016 (the “Noncompetition Agreement”), provided however, that if the Manufacturer or a Manufacturer affiliate is also in the business of distributing the aforementioned products, supplies and items, Executive may not during this period: (i) work for or be associated with such distribution arm; or (ii) otherwise serve in a leadership or other capacity for the Manufacturer with responsibility for the strategy or direction of the overall company distribution arm.

Executive and the Company also expressly agree that the terms of the Non-Solicitation of Customers and Prospective Customers and the Non-Solicitation of Employees covenants included in the Noncompetition Agreement shall be extended from eighteen (18) months to twenty-four (24) months following the Termination Date.

11.            Miscellaneous. The Separation Agreement, this Release, together with the Severance Plan and any agreements concerning restrictive covenants referenced in Section 7 of the Severance Plan (as modified herein), represents the final and entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the parties hereto and/or their respective counsel with respect to the subject matter hereof. Executive has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release. In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release will remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision will be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. Executive agrees to execute such other documents and take such further actions as reasonably may be required by the Veritiv Group to carry out the provisions of this Release.

12.            Counterparts. This Release may be executed by the parties hereto in counterparts (including by means of facsimile or other electronic transmission), each of which will be deemed an original, but all of which taken together will constitute one original instrument.

IN WITNESS WHEREOF, the parties have executed this Release on the date first set forth above.

VERITIV CORPORATION

By:

Its:

EXECUTIVE

Tracy Pearson

Date: